Exhibit 10.10

*** CERTAIN CONFIDENTIAL INFORMATION HAS BEEN OMITTED AND

FILED SEPARATELY WITH THE SECURITIES AND EXCHANGE

COMMISSION PURSUANT TO RULE 24B-2 OF THE

SECURITIES EXCHANGE ACT OF 1934, AS AMENDED

National Community Pharmacists Association 100 Daingerfield Road Alexandria, VA 22314	Community Pharmacy Ventures, Inc. 100 Daingerfield Road Alexandria, VA 22314	Community MTM Services, Inc. 100 Daingerfield Road Alexandria, VA 22314

May 3, 2007

Mr. Richard Barasch

Universal American Financial Corporation

6 International Drive, Suite 190

Rye Brook, NY 10573

Dear Richard:

We are writing to you as a follow up to the discussions that we have had with you. As you know, the National Community Pharmacists Association (NCPA) is committed to enhancing the role of the community pharmacists in the delivery of health care. To achieve that goal, NCPA identifies opportunities for community pharmacists to provide specialized patient care services, including programs designed not only to yield clinical benefits for patients but also to generate cost savings for patients, payors, and providers. Community Pharmacy Ventures, Inc., which is a wholly owned subsidiary of NCPA (CPVI), is committed to assisting pharmacists in better serving their patients by identifying opportunities to form alliances and implement specialized programs with health plan sponsors. Community MTM Services, Inc., also a wholly owned subsidiary of NCPA (CMTM), is building the electronic technology platform over which these programs will be managed and delivered.

We are presently in the process of discussing with MemberHealth, Inc. (MHRX) an amendment (the “Amendment’) to the October 21, 2005 agreement (the “Subcontract”) between it and CCRX, which CCRX subsequently assigned in part to NCPA and in part to CPVI. Among other things, the Amendment contains NCPA’s and CPVI’s approval of your merger with MHRX, an extension of the Subcontract through December 31, 2015, an 18-month NCPA marketing non-compete post termination of the Subcontract, and a mutual exclusivity provision which we believe will be mutually rewarding. We are therefore writing to you to confirm a framework for a strategic alliance with you, something to which we attach importance to and to which we believe you will also attach importance.

Below are the terms of a strategic alliance which we at NCPA and CPVI consider critical. Please sign this letter where indicated below to confirm your commitment to the strategic alliance and your agreement to the arrangements set out in this letter.

1. You agree that from and after your acquisition of MHRX, you and we (i.e., NCPA and its affiliates) will periodically consider, in good faith, the feasibility of adding all of your and your

THE VOICE OF THE COMMUNITY PHARMACIST	100 Daingerfield Road Alexandria, VA 22314-2888 (703) 683-8200 PHONE (703) 683-3619 FAX

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affiliates’ Medicare programs that contain a prescription drug benefit to the Scope of Work, as applicable, contained in the Subcontract.

2.  You agree that you will structure specifically-branded Medicare Advantage programs (“NCPA MA Programs”) that include clinically appropriate services provided by pharmacists, with payment arrangements that align incentives, so that the pharmacists are appropriately paid for the services that they may provide, and CPVI is paid for services that it may provide in connection with any NCPA MA Programs.

(a)  To give effect to this, you will submit a bid to the Centers for Medicare and Medicaid Services (“CMS”) for the 2008 year for one or more Medicare Advantage programs specifically designed to align the interests of the physician, pharmacist, plan and beneficiary under which the pharmacist will have a clinically appropriate role in maintaining the health of the patient and managing the overall medical costs of the plan through meaningful clinical interventions to be developed between you (or your affiliate, including but not limited to MHRX) and CPVI. For 2008 and later years during the strategic alliance, you will consult with NCPA to maximize your and our ability to implement these arrangements in light of applicable federal reimbursement and program policies. Notwithstanding the foregoing, but subject to paragraph 3 below, you (or your affiliate, including but not limited to MHRX) will have the final authority for all pricing and reimbursement decisions and policies, depending upon, among other things, your product bid with CMS.

(b)  NCPA MA Programs using the CMTM platform will be added to the Scope of Work, as applicable, contained in the Subcontract for the development and provision of pharmacist related to the clinical programs.

(c)  You agree that you will provide the retail pharmacies with written materials for distribution in such pharmacies that describe only those NCPA PDP and MA Programs (and other products mutually agreed upon) that include a pharmacy drug component, including products sold with the involvement of brokers, and any and all products or programs sold through MHRX, that would utilize the CMTM platform, if appropriate.

(d)  You will consider, in good faith, using pharmacists, through the CMTM platform, for the provision of clinically appropriate services for all of your new business growth outside of MHRX (other than that necessarily associated with the businesses of any other companies you acquire).

(e)  Everything outlined in this Section 2 shall be structured in a way to give full effect to patient freedom of choice and consistent with all disclosure requirements.

3.  In order to give support and effect to the proposed clinical initiatives outlined in Section 2 above, you have agreed to fund NCPA’s development of programs that can be implemented by retail pharmacies having a goal of long term beneficial impact on your medical loss ratio through the promotion of better health, the enhancement of quality of care to beneficiaries through the clinical involvement of pharmacists in the overall healthcare process and the most appropriate use of cost effective medications (the “Programs”). The Programs will be designed by NCPA, with your input,

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taking advantage of our skills, technology and expertise. The Programs will include a component whereby CPVI will introduce the Programs to retail pharmacies and conduct education about the benefits of the Programs. We will mutually agree on the Program’s development, project scope and direction.

(a)  Payment for development of the Programs will be as follows:    ***   . These payments are based on our best assessment of the time and resources needed in development of the Programs.

(b)  As a maintenance charge to keep the databases in connection with NCPA MA Programs, you will pay CMTM    ***   .

(c)  The trademark or trademarks that NCPA owns now or during the continuation of this relationship and which have a brand association with NCPA (collectively, the “Mark”) will be only used by you and your affiliates for the NCPA MA Programs, and the PDP under the Subcontract. The Mark may be used for products or services of others if and to the extent you provide such services or products through CMTM, CPVI and pharmacists. As a license fee for the use of the Mark, you will pay NCPA    ***   . The terms of use of the license will otherwise be those presently set out in the Subcontract.

(d)  Through a program which is compliant with all applicable governmental regulation, we shall jointly develop and assist in the implementation of a consolidated marketing plan to market the NCPA MA Programs, PDPs and any other products we mutually agree upon in accordance with the terms and conditions of the Subcontract relating to the marketing budget. As it relates to PDP and MA PDP plans, it is understood that only PDP and MA PDP plans that are appropriate for pharmacy based marketing will be included in this initiative. Nothing contained herein shall be construed to prevent a Medicare beneficiary from enrolling in any PDP or MA-PD of the enrollee’s choosing or to prevent you from providing information to a Medicare beneficiary in response to such beneficiary’s request. The marketing, communication budget and procedures as provided for under the Subcontract will remain unchanged and will apply to this initiative.

(e)  Payments pursuant to this Section 3 shall constitute your sole liability to NCPA, CPVI and/or CMTM for fees, expense reimbursements, royalties and all other similar fees for the matters covered in this letter. The time, materials and pharmacy services payments under the Subcontract for the medication therapy management (MTM) services are not included in this limitation and will continue separately under the Subcontract, and payments for the implementation and administration other proposed programs not yet under contract are similarly not included in this limitation and will be governed by the contracts entered into in connection with those programs, if, as and when such contracts are entered into. With

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respect to the payments under the Subcontract that are limited hereby, any existing payment terms with respect thereto under the Subcontract (including but not limited to the Statement of Work, Compensation Attachment and all other attachments, exhibits, schedules and appendices) shall be null and void, unenforceable and of no legal effect.

4.               You agree that only NCPA MA Programs, PDPs and other products mutually agreed upon by both you and us will be marketed and sold by your agents in the retail pharmacies in which such agents will be located. Such agents will have the right to make appointments with consumers outside of the retail pharmacies to discuss any other insurance product that fit the needs of such consumers. Outside of the retail pharmacies and in your ordinary course of business, we also recognize your right to offer any insurance product to any of your policyholders, including but not limited to policyholders who are NCPA MA Program and PDP enrollees.

5.               We agree to execute the Amendment to the Subcontract incorporating the terms contained in this letter.

6.     ***   .

7.  You and NCPA will actively consult with each other to implement these agreements.

(a)  You and NCPA will continue to use, and as appropriate appoint new representatives to, the Board of Advisors currently in place with MHRX, to explore how best to advance our relationship. The charter for the group will be expanded to explore how best to use our member retail pharmacies, our CMTM network and our expanded intervention platform to positively impact (i) the health of our beneficiaries, (ii) drug costs and (iii) the overall medical costs to the plan, as well as related issues such as costs, compensation for services, benefit designs, and areas of program.

(b)  In determining the nature and extent of the NCPA MA Programs, in implementing the NCPA MA Programs, and in addressing issues contemplated by 2(d) you will involve us, to the extent consistent with your business judgment, applicable law and regulation, providing

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us with detailed information, and will take account of our feedback. This will give you the ability to give us design information, including applicable reimbursement rates and regulatory constraints, and will give us an opportunity to help you design to those parameters, to allow us to implement the alliance in a way that benefits all stakeholders. This information will include all information relevant to federal reimbursement policies and their impact on any of the arrangements agreed to in this letter. However, the final decisions for all design, pricing and reimbursement issues shall reside with you (or your affiliate, including but not limited to MHRX) in your or its sole discretion.

8.  In consideration for your promises and agreements herein, NCPA agrees that during the term of the strategic alliance and for eighteen months after its termination, it will not market or promote any Medicare plans  or other senior market health insurance products other than yours, in recognition of the importance of the strategic alliance and the value to you of the NCPA MA Program and PDP business.   ***   . You recognize that CMTM is developing technologies that are intended to be an industry wide platform, neutral as to products or participants, that needs to achieve critical mass of use by pharmacists and others to be of value, and will be not be under any business constraint.

9.  In the event any of the foregoing provisions do not comply with applicable law, you agree to renegotiate such provisions in order to make such provisions compliant with all applicable laws.

10.  If any provision of this Agreement is determined by the parties, by a court, or by another governmental authority to be in violation of applicable law, such provision will be severed from this Agreement and all other provisions of this Agreement will remain in full force and effect.

Please confirm your agreement to the foregoing by signing this letter below. We believe that a strategic alliance between our organizations will prove nothing less than historical and fruitful for all involved. We look forward to a long and mutually beneficial relationship with you, and wish you the best in your merger with MHRX.

Yours sincerely,

/s/ Bruce T. Roberts	/s/ Kurt Proctor	/s/ Donald Hackett
Bruce T. Roberts Chief Executive Officer National Community Pharmacists Association	Kurt Proctor President Community Pharmacy Ventures, Inc.	Donald Hackett Chief Executive Officer Community MTM Services, Inc.

Accepted and Agreed.

By:	/s/ Richard A. Barasch
	Name:	Richard A. Barasch
	Title:	CEO

*** Material has been omitted pursuant to a request for confidential treatment and filed separately with the SEC.